News Release

For Immediate Release: March 23, 2005

MainStreet BankShares, Inc. headquartered in Martinsville, Virginia announced today that the sale of Smith River Community Bank, N.A. to a group of investors led by Argentum Capital Management, LLC of Durham, N.C., had been completed.

Andy McCullar, President and Chief Executive Officer of MainStreet BankShares, Inc. indicated that in addition to the $6.5 million selling price MainStreet will provide Smith River certain administrative and related services for a period of three years after the closing in return for a $505,000 annual fee.

MainStreet BankShares, Inc. will downstream a portion of the sale proceeds to its other wholly-owned subsidiary, Franklin Community Bank, N.A. located in Franklin County, Virginia, to sustain its continuing growth.

Mr. McCullar further indicated that the divestiture of Smith River Community Bank, N.A. will enable the company to proceed with the objective of operating in high opportunity markets, and return all capital ratios to a "well-capitalized" status without diluting current shareholder value.

Contact: C. R. McCullar, President and CEO

MainStreet BankShares, Inc.

Martinsville, Virginia

(276) 632-8092